Exhibit 10.32

MONTROSE ENVIRONMENTAL GROUP, INC.

EXECUTIVE SEVERANCE POLICY

1.	INTRODUCTION

This Montrose Environmental Group, Inc. Executive Severance Policy (the “Policy”) is effective as of January 1, 2020 (the “Effective Date”). The purpose of the Policy is to provide for the payment of severance benefits to certain executives of Montrose Environmental Group, Inc. (the “Company”) or one of its subsidiaries in connection with a termination of employment in certain circumstances.

2.	DEFINITIONS

For purposes of the Policy, the terms below are defined as follows:

(a)    “Base Salary” means the annual base salary payable to an Eligible Employee at the time of the Termination Date.

(b)    “Cause” has the meaning set forth in a written employment or services agreement between the Eligible Employee and the Company or an Affiliate thereof, or if no such meaning applies, means a Eligible Employee’s termination of employment by the Company by reason of the occurrence of any of the following events: (i) such Eligible Employee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Eligible Employee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Eligible Employee’s material violation of any contract or agreement between the Eligible Employee and the Company or of any statutory duty owed to the Company or any lawful policy or code of conduct established by the Company; (iv) such Eligible Employee’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) such Eligible Employee’s material failure to perform in a satisfactory manner the duties and responsibilities of his or her position with the Company; or (vi) such Eligible Employee’s gross misconduct; provided, however, to the extent the conduct set forth in subsections (iii) or (iv) is reasonably susceptible to cure, the Eligible Employee shall have ten (10) business days to cure such violation after receiving written notice thereof.

(c)    “Change in Control” has the meaning ascribed to such term in the Company’s Amended and Restated 2017 Stock Incentive Plan.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Company” means Montrose Environmental Group, Inc. and its subsidiaries.

(f)    “Disability” means inability of an Eligible Employee to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The determination whether an Eligible Employee has suffered a Disability shall be made by the Company based upon such evidence as it deems necessary and appropriate.

(g)    “Eligible Employee” means an executive officer or other key employee of the Company who has been designated by the Board of Directors of the Company or a committee thereof as eligible under the Policy.

(h)    “Good Reason” means a termination of employment within sixty (60) days following: (i) a material reduction in the Eligible Employee’s annual base salary or annual incentive opportunity, except for across-the-board reductions generally applicable to all Eligible Employees; (ii) a material reduction in the Eligible Employee’s responsibilities, authorities or duties as compared to those in existence as of the date that the Eligible Employee became an Eligible Employee; (iii) the Company’s requiring the Eligible Employee to be based at a location which is more than fifty (50) miles from the Eligible Executive’s principal place of employment immediately prior to the change; or (iv) material failure of the Company to pay to Eligible Employee any amount otherwise vested and due under any agreement, plan or policy of the Company, which failure in either (i), (ii), (iii) or (iv) is not cured within thirty (30) days from receipt by the Company of written notice from Eligible Employee which specifies the details of the failure.

(i)    “Involuntary Termination” means (i) at any time, any termination of an Eligible Employee’s employment with the Company (or its successor) by the Company (or its successor) for any reason other than Cause, the Eligible Employee’s death or Disability and (ii) a resignation by an Eligible Employee for Good Reason.

(j)    “Termination Date” means the date specified in the written notice of termination that the Company delivers to the Eligible Employee, or, in the case of Good Reason, the effective date of the Eligible Employee’s resignation.

3.	SEVERANCE BENEFITS

In the event of an Involuntary Termination, the Eligible Employee shall be entitled to the following benefits:

(a)    Accrued Rights. A payment of the accrued rights due to the Eligible Employee consisting of the sum of (i) Eligible Employee’s Base Salary through the Termination Date not theretofore paid; (ii) any expenses owed to the Eligible Employee under the Company’s expense reimbursement policy; and (iii) any amount arising from the Eligible Employee’s participation in, or benefits under, any employee benefit plans, which amounts shall be payable in accordance with the terms and conditions of such employee benefits plans (clauses (i)-(iii) collectively shall be the “Accrued Rights”), which (except for amounts under clause (iii) which shall be paid pursuant to the applicable plan) shall be paid to the Eligible Employee promptly, but in all events within 30 days following the Termination Date.

(b)    Severance. Severance pay as set forth in Exhibit A hereto, which amount shall be payable to the Eligible Employee in twelve (12) equal monthly installments commencing on the date that is thirty (30) days following the Termination Date; provided, however, that if the Involuntary Termination occurs within (2) two years following a Change in Control, payment will be made in a single lump sum on the date that is thirty days following the Termination Date, in each case, subject to the Eligible Employee’s General Release (as provided in Section 3(d) hereof) becoming effective and irrevocable.

(c)    Equity Acceleration. In the event of an Involuntary Termination that occurs within two (2) years following a Change in Control, all outstanding and unvested equity incentive awards previously granted to the Eligible Employee shall immediately vest in full, with performance-based awards vesting based upon the assumption that the target level of performance has been achieved.

(d)     Release. Notwithstanding anything herein to the contrary, an Eligible Employee shall be entitled to the payments and benefits provided for in this Section 3 (other than the Accrued Rights) if and only if the Eligible Employee executes and delivers to the Company a general release of claims against the Company in a form reasonably satisfactory to the Company (the “General Release”) within twenty-one (21) days following the Termination Date (which General Release shall be provided to the Eligible Employee on or about the Termination Date) and the General Release has become effective and irrevocable in accordance with its terms. For the avoidance of doubt, no payments shall be made to any Eligible Employee pursuant to Section 3(b) until the date that is thirty (30) days following the Termination Date, at which time any installments that should have been paid prior to that date shall be paid in lump sum.

4.	LIMITATIONS ON BENEFITS

(a)    Termination of Benefits. In the event an Eligible Employee, at any time, violates any proprietary information of confidentiality obligation to the Company, any other obligations of the Eligible Employee under an employment or other agreement with the Company or any of the Company’s policies and procedures, (i) the Eligible Employee will be deemed in material breach of this Policy and (ii) the Company will be relieved of any ongoing obligation to comply with any of the terms of this Policy, including without limitation the obligation to make the payments described in Sections 3 (other than the Accrued Rights).

(b)    Non-Duplication of Benefits. No Eligible Employee is eligible to receive benefits under the Policy more than one time.

(c)    Indebtedness of Eligible Employees. If the Eligible Employee is indebted to the Company or an affiliate of the Company at his or her Termination Date, the Company reserves the right to offset any payments due under the Policy by the amount of such indebtedness.

5.	MISCELLANEOUS

(a)    Exclusive Discretion. The Board of Directors of the Company or a committee thereof will have the exclusive discretion and authority to establish rules, forms and procedures for the administration of the Policy and to construe and interpret the Policy and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Policy, including, but not limited to, the eligibility to participate in the Policy and amount of benefits paid under the Policy. The rules, interpretations, computations and other actions of the administrator will be binding and conclusive on all persons.

(b)    Amendment or Termination. The Company may amend or terminate the Policy at any time and from time to time prior to the occurrence of a Change in Control or at any time and from time to time more than two (2) years following a Change in Control. For the avoidance of doubt, this Policy may not be amended in any manner during the two-year period following a Change in Control. Termination or amendment of the Policy shall not affect any obligation of the Company under the Policy which has accrued and is unpaid as of the effective date of the termination or amendment (including, but not limited to, the obligation to make payments in respect of an Involuntary Termination that occurs prior to the effective date of the termination or amendment).

(c)    No Right to Continued Employment or Service. Nothing herein shall confer upon an Eligible Employee any right to continue in the employ or service of the Company or any of its affiliates and this Policy shall not be deemed a contract of employment. If an Eligible Employee’s employment terminates for any reason other than an Involuntary Termination, the Eligible Employee shall not be entitled to any benefits, damages, awards or compensation under this Policy, but may be entitled to payments or benefits in accordance with the Company’s other established employee plans and practices or pursuant to other agreements with the Company.

(d)    Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets will assume the obligations under the Policy and agree expressly to perform the obligations under the Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of the Policy and all rights of the Eligible Employee hereunder will inure to the benefit of, and be enforceable by, the Eligible Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(e)    Notice. Any and all notices, requests, demands and other communications provided for by this Policy shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Eligible Employee at his or her last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the General Counsel or to such other address as any party may specify by notice to the other actually received.

(f)    No Waiver. The failure of a party to insist upon strict adherence to any term of the Policy on any occasion shall not be considered a waiver of such party’s rights or to deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Policy.

(g)    Severability. In the event that any one or more of the provisions of the Policy shall be or become invalid, illegal or unenforceable in any respect or to any degree, the validity, legality and enforceability of the remaining provisions of the Policy shall not be affected thereby. The parties intend to give the terms of the Policy the fullest force and effect so that is any provision shall be found to be invalid or unenforceable, the court reaching such conclusion may modify or interpret such provision in a manner that shall carry out the parties’ intent and shall be valid and enforceable.

(h)    Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

(i)    Creditor Status of Eligible Employees. In the event that any Eligible Employee acquires a right to receive payments from the Company under the Policy such right shall be no greater than the right of any unsecured general creditor of the Company.

(j)    Withholding Taxes. The Company may withhold from any amounts payable under the Policy such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(k)    Section 409A Compliance. This Policy is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits hereunder either shall be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of Section 409A; provided, however, that notwithstanding anything to the contrary in this Policy, in no event shall the Company be liable to the Eligible Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Eligible Employee pursuant to Section 409A. To the extent that any payment or benefit pursuant to this Policy constitutes a “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon a separation from service, then, if on the date of the Eligible Employee’s separation from service, the Eligible Employee is a Specified Employee (as defined in Section 409A), then to the extent required for Eligible Employee not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made to the Eligible Employee sooner than the earlier of (i) six (6) months after the Eligible Employee’s separation from service; or (ii) the date of the Eligible Employee’s death. Should this paragraph result in payments or benefits to the Eligible Employee at a later time than otherwise would have been made under this Policy, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Policy, provided that any amounts that would have been payable earlier but for the application of this paragraph shall be paid in lump-sum on the 409A Payment Date.

EXHIBIT A

Severance Formula

Position	Severance Benefit
Chief Executive Officer	2 times Base Salary
All other participants	1 times Base Salary

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